CONTACT:	Robert F. Mangano	Stephen J. Gilhooly
	President & Chief Executive Officer	Sr. Vice President & Chief Financial Officer
	(609) 655-4500	(609) 655-4500

1ST CONSTITUTION BANCORP
REPORTS THIRD QUARTER 2020 RESULTS
AND DECLARES A QUARTERLY DIVIDEND OF $0.09 PER SHARE

Cranbury NJ - October 23, 2020 -- 1ST Constitution Bancorp (NASDAQ: FCCY), the holding company (the “Company”) for 1ST Constitution Bank (the “Bank”), today reported net income of $4.9 million and diluted earnings per share of $0.48 for the three months ended September 30, 2020 compared to net income of $3.6 million and diluted earnings per share of $0.42 for the three months ended September 30, 2019. Net income increased 35.5% and diluted earnings per share increased 14.3% for the third quarter of 2020 compared to the third quarter of 2019. Net income for the three months ended September 30, 2019 included $265,000 of after tax merger expenses related to the merger of Shore Community Bank (“Shore”).

The Board of Directors declared a quarterly cash dividend of $0.09 per share of common stock that will be payable on November 25, 2020 to shareholders of record on November 10, 2020.

Robert F. Mangano, President and Chief Executive Officer, stated “The Company continued to generate solid fundamental operating performance during the third quarter of 2020 despite the challenging economic environment. The Company’s residential mortgage banking and mortgage warehouse lending operations continued to benefit from the low interest rate environment, which drove a $2.0 million increase in gain on sale of loans and a $76.9 million increase in mortgage warehouse loans for the third quarter of 2020. Our sharp focus on deposit pricing and the mix and term structure of our funding resulted in the cost of interest-bearing liabilities declining to 0.79%. Due to continued economic uncertainty, the provision for loan losses was increased to $2.3 million and the allowance for loan losses increased 19.1% to $14.5 million at September 30, 2020.”

Mr. Mangano added, “As we are navigating through the COVID-19 pandemic impact and the economic and social disruption to our customers and communities we serve, we continue to closely monitor our loan portfolio to identify potential weaknesses. The unknown severity and duration of the pandemic present a continuing challenge. However, we believe that the Company has the financial strength and flexibility to address these adverse economic and operating conditions.”

THIRD QUARTER 2020 HIGHLIGHTS

•Return on average total assets and return on average shareholders' equity were 1.08% and 10.92%, respectively.
•Net interest income was $15.4 million and net interest margin was 3.67% on a tax equivalent basis.
•A provision for loan losses of $2.3 million was recorded for the third quarter of 2020, net recoveries were $5,000.
•Total loans were $1.5 billion at September 30, 2020 and increased $100.2 million from June 30, 2020. Mortgage warehouse loans increased $76.9 million and commercial real estate loans increased $23.7 million from June 30, 2020.
•As of September 30, 2020, the Bank had funded $75.6 million in Small Business Administration ("SBA") Paycheck Protection Program ("PPP") loans under the Coronavirus Aid, Relief and Economic Security Act ("CARES Act").
•Total deposits were $1.5 billion at September 30, 2020 and increased $101.6 million, with non-interest demand deposits increasing $29.3 million, from June 30, 2020.
•Non-performing assets were $17.5 million, or 0.95% of total assets at September 30, 2020, increased $3.5 million from June 30, 2020 and included $267,000 of other real estate owned ("OREO").

For the nine months ended September 30, 2020, net income was $12.0 million and diluted earnings per share were $1.17 compared to net income of $10.4 million and diluted earnings per share of $1.19 for the nine months ended September 30, 2019, respectively. Net income for the nine-months ended September 30, 2020 and 2019 included $45,000 and $456,000, respectively, of after-tax merger expenses related to the merger of Shore.

COVID-19 Impact and Response

In the earnings press releases issued for the first and second quarters of 2020, the Company reported the initial steps that it took in response to the sudden emergence of the COVID-19 global pandemic.

During the third quarter of 2020, the Company continued working with customers severely impacted by the economic disruption. Management significantly increased the provision for loan losses in response to the higher incurred losses in the loan portfolio. Management may further adjust the provision and allowance for loan losses in response to changes in economic conditions and the performance of the loan portfolio in future periods.

As we conduct our daily operations, the safety of our employees and customers remains our primary concern and we continue to maintain the same measures and protective procedures that we implemented in the second quarter of 2020.

To support our loan and deposit customers and the communities we serve:
•We continue to provide access to additional credit and forbearance on loan interest and or principal payments for up to 90 days where management has determined that it is warranted. Through September 30, 2020, $149.3 million of loans ($140.9 million of commercial loans and $8.4 million of consumer loans) were modified to provide deferral of interest and or principal by borrowers for up to 90 days.
•As a long-standing SBA preferred lender, we actively participated in the SBA’s PPP lending program established under the CARES Act. As of September 30, 2020, we funded 467 SBA PPP loans totaling $75.6 million.
•We are registered to utilize the Main Street New Loan Facility (“Facility”) established by the Board of Governors of the Federal Reserve System (the “Federal Reserve”) under the CARES Act to provide financing to our customers and communities. This Facility is intended to facilitate lending by banks to small and medium-sized businesses, which we believe may be beneficial to certain of our customers.
•We are participating in the Federal Reserve's PPP loan funding program and are pledging the PPP loans to collateralize a like amount of borrowings from the Federal Reserve at a favorable interest rate of 0.35% up to a two-year term.

Modification of Loans and Deferral of Payments
Through September 30, 2020, $140.9 million of commercial business and commercial real estate loans and $8.4 million of consumer loans had been modified to provide deferral of interest and or principal by borrowers for up to 90 days. As of September 30, 2020, $123.6 million of commercial business and commercial real estate loans that had previously received deferrals were no longer deferred and had made the contractually due payments in the third quarter of 2020. During the third quarter of 2020, commercial business and commercial real estate loans to three borrowers totaling $10.3 million received a second modification and commercial real estate loans to three borrowers totaling $1.8 million received a first modification to defer principal and or interest up to 90 days. Two commercial real estate loans totaling $4.6 million that had received a modification in the second quarter of 2020 were placed on non-accrual during the third quarter of 2020. One commercial real estate loan with a balance of $595,000 had not made the first payment after the end of the deferral period. Commercial business and commercial real loans with a modification to defer principal and or interest up to 90 days totaled $12.1 million at September 30, 2020.

All but two loans totaling $974,000 of the $8.4 million of consumer loans that had received a deferral made the contractually due payments during the third quarter of 2020.

Allowance for Loan and Lease Losses

As part of the review of the adequacy of the allowance for loan losses at September 30, 2020, management reviewed over 95% of the $140.9 million of commercial business and commercial real estate loans that had been modified to defer interest and or principal for up to 90 days. Loans excluded from the review had a balance less than $250,000.

At June 30, 2020 management had concluded that although loans with modifications and deferrals of loan payments were credit rated “Pass-Watch,” the deferral of payments indicated a somewhat weaker financial strength than “Pass” credit rated loans. Therefore, an additional reserve for incurred losses of $1.0 million was maintained at September 30, 2020 for loans that were rated Pass-Watch and had received a deferral.

Management previously identified the hotel and restaurant-food service industries as most likely to be adversely impacted in the near-term by the economic disruption caused by the COVID-19 pandemic. At September 30, 2020 loans to hotel and restaurant-food service industries were $67.9 million and $48.4 million, respectively. Management reviewed over 99% of the hotel loans and over 95% of the restaurant-food service loans. Loans excluded from this review had a balance of less than $250,000.

Construction loans are closely monitored on a quarterly basis and are reviewed to assess the progress of construction relative to the plan and budget and lease-up or sales of units.

Management also expanded its loan level review for the third quarter of 2020 to include a review of loans to schools that are private educational institutions that are generally sponsored or affiliated with religious organizations. The loans totaled $28.8 million at September 30, 2020, and 99% of these loans were reviewed.

The expanded review also included commercial loans made under the SBA 7(a) loan program with loan balances greater than $250,000. These loans were not reviewed in the second quarter of 2020 because the SBA was making the loan payments through September 30, 2020 as part of the CARES Act financial assistance. $6.7 million, or 45% of the total loans of $14.8, million were reviewed.

In connection with this review for the third quarter of 2020, loans totaling $1.2 million and $7.5 million were down-graded to “Special Mention” and “Substandard,” respectively. Two hotel loans totaling $4.6 million were placed on non-accrual during the third quarter of 2020.

On the basis of the results of the loan review process, management recorded a provision for loan losses of $2.3 million for the third quarter of 2020 and the allowance for loan losses was increased to $14.5 million at September 30, 2020.

Discussion of Financial Results
On November 8, 2019, the Company completed the merger with Shore with and into the Bank (the "Shore Merger"). The former operations of Shore contributed approximately $192.3 million and $271.5 million in loans and deposits, respectively, at September 30, 2020.

Net income was $4.9 million, or $0.48 per diluted share, for the third quarter of 2020 compared to net income of $3.6 million, or $0.42 per diluted share, for the third quarter of 2019. For the three months ended September 30, 2020, net interest income increased $3.8 million compared to the three months ended September 30, 2019 driven by the increase in the average balance of loans over the 12-month period ended September 30, 2020. Gain on sales of loans for the third quarter of 2020 increased $2.0 million compared to the third quarter of 2019 due primarily to the higher volume of residential mortgage loans sold. The provision for loan losses was $2.3 million for the third quarter of 2020 compared to $350,000 for the third quarter of 2019. This increase reflected management’s current estimate of loan losses that were incurred due to the economic disruption caused by the COVID-19 pandemic. Non-interest expenses were $11.0 million for the third quarter of 2020, representing an increase of $2.5 million, compared to $8.4 million for the third quarter of 2019, which included $302,000 of merger-related expenses.

Net interest income was $15.4 million for the third quarter of 2020 and increased $3.8 million compared to net interest income of $11.5 million for the third quarter of 2019. Total interest income was $17.7 million for the three months ended September 30, 2020 compared to $14.9 million for the three months ended September 30, 2019. The increase in total interest income was primarily due to a net increase of $476.2 million in average loans, reflecting growth in all segments of the loan portfolio except construction loans and included $75.5 million in average SBA PPP loans. The growth in average loans included approximately $193.4 million of loans from the Shore Merger. Average interest-earning assets were $1.7 billion with a tax-equivalent yield of 4.23% for the third quarter of 2020 compared to average interest-earning assets of $1.2 billion, with a tax-equivalent yield of 5.05%, for the third quarter of 2019. The yield on average interest-earning assets for the third quarter of 2020 declined 82 basis points to 4.23%, primarily due to the steep decline in market interest rates beginning in the third quarter of 2019 and continuing through the first nine months of 2020. The Federal Reserve reduced the targeted federal funds rate 50 basis points in the third quarter of 2019, 25 basis points in the fourth quarter of 2019 and, in response to the COVID-19 pandemic, further reduced the targeted federal funds rate by 150 basis points in March 2020. The prime rate was 5.00% at September 30, 2019. As a result of the reductions in the targeted federal funds rate in 2019, the prime rate declined to 4.75% in October 2019 and declined further to 3.25% in March 2020. The Bank had approximately $571.8 million of loans with an interest rate tied to the prime rate and approximately $49.2 million of loans with an interest rate tied to either 1 or 3-month LIBOR at September 30, 2020.

Interest expense on average interest-bearing liabilities was $2.4 million, with an interest cost of 0.79%, for the third quarter of 2020, compared to $2.9 million, with an interest cost of 1.04%, for the second quarter of 2020 and $3.4 million, with an interest cost of 1.51%, for the third quarter of 2019. Despite an increase of $300.5 million in average interest-bearing liabilities for the third quarter of 2020 compared to the third quarter of 2019, interest expense declined $1.0 million largely due to the decline in interest rates paid on deposits, borrowings and the redeemable subordinated debentures as a direct result of the falling interest rate environment. The average cost of interest-bearing deposits was 0.81% for the third quarter of 2020, 1.04% for the second quarter of 2020 and 1.41% for the third quarter of 2019. The lower interest cost of interest-bearing deposits for the third quarter of 2020 compared to the third quarter of 2019 primarily reflects a steep decline in market interest rates beginning in the fourth quarter of 2019 and continuing through the first nine months of 2020. The interest rates paid on deposits generally do not adjust quickly to rapid changes in market interest rates and decline over time in a falling interest rate environment. The growth in average interest-bearing liabilities included average interest-bearing deposits of $174.0 million acquired in the Shore Merger. Of the total increase in average interest-bearing liabilities, certificates of deposit which generally have a higher interest cost than other types of interest-bearing deposits, increased $59.0 million. At September 30, 2020, there were $260.0 million of certificates of deposit with an average interest cost of 1.33% that mature within the following nine months. Management will continue to adjust the interest rates paid on deposits to reflect the then current interest rate environment and competitive factors.

The net interest margin on a tax-equivalent basis decreased 24 basis points to 3.67% for the third quarter of 2020 compared to 3.91% for the third quarter of 2019 due primarily to the 82 basis point decline in the yield of average interest-earning assets, partially offset by the 72 basis points decline in the interest cost of average interest-bearing liabilities. Due to the decline in the prime rate in the third and fourth quarters of 2019 followed by the further decline in the prime rate in March 2020, the yield of loans declined 95 basis points to 4.57% and the interest cost of interest-bearing liabilities was not reduced to the same extent as the decline in the yield of loans.

The Company recorded a provision for loan losses of $2.3 million for the third quarter of 2020 compared to a provision for loan losses of $350,000 for the third quarter of 2019. The significant increase in the provision for loan losses in the third quarter of 2020 included an additional provision of approximately $1.5 million to increase specific reserves on impaired loans. The higher provision also reflected changes in loan ratings and the growth and change in mix of the loan portfolio. At September 30, 2020, total loans were $1.5 billion and the allowance for loan losses was $14.5 million, or 0.99% of total loans, compared to total loans of $1.0 billion and an allowance for loan losses of $9.0 million, or 0.88% of total loans, at September 30, 2019. Included in total loans at September 30, 2020 were $186.6 million of loans that were acquired in the Shore Merger. Acquisition accounting for the Shore Merger in 2019 and the merger with New Jersey Community Bank (“NJCB”) in 2018 resulted in the Shore and NJCB loans being recorded at their fair value and no allowance for loan losses as of the effective time of the respective mergers. The unaccreted general credit fair value discounts related to the former Shore and NJCB loans were approximately $1.8 million and $0.5 million at September 30, 2020, respectively. In addition, at September 30, 2020, there were $75.6 million of SBA PPP loans which are 100% guaranteed by the SBA and, accordingly, no reserve was provided.

Non-interest income was $4.7 million for the third quarter of 2020, representing an increase of $2.5 million, or 114.7%, compared to $2.2 million for the third quarter of 2019. The significant increase in non-interest income was driven primarily by a $2.0 million increase in gain on sale of loans. In the third quarter of 2020, residential mortgage banking operations originated approximately $118.0 million of residential mortgages, sold $97.5 million of residential mortgages and recorded $2.9 million of gain on sale of loans compared to $53.3 million of residential mortgages originated, $38.8 million of residential mortgage loans sold and $1.1 million of gain on sale of loans recorded in the third quarter of 2019. The residential mortgage loan pipeline was $71.7 million at September 30, 2020 and was comprised 64% and 36% of refinance and purchase loan applications and commitments for mortgages, respectively. Management believes that the increase in residential mortgage loans originated and sold was due primarily to increased residential mortgage lending activity as a result of significantly lower mortgage interest rates in the 2020 period compared to the 2019 period. In the third quarter of 2020, $5.1 million of SBA loans were sold and gain of $463,000 was recorded compared to $2.4 million of SBA loans sold and gains of $205,000 recorded in the third quarter of 2019. For the third quarter of 2020 compared to the third quarter of 2019, service charges on deposit accounts decreased $39,000, due primarily to lower overdraft fees and income on bank-owned life insurance (“BOLI”) increased $39,000 due primarily to the increase in BOLI acquired in the Shore Merger. Gain on sales and calls of securities increased $63,000 for the third quarter of 2020 as a result of sales and calls of approximately $14.4 million of investment securities. Other income increased $422,000 in the third quarter of 2020 compared to the third quarter of 2019 primarily due to an interest rate swap fee collected of $172,000, an expired loan commitment fee of $59,000, gain from the sale of OREO of $71,000 and general increases in other income components.

Non-interest expenses were $11.0 million for the third quarter of 2020 and increased $2.5 million, or 30.0%, compared to $8.4 million for the third quarter of 2019, which included $302,000 of expenses related to the Shore Merger. The primary reasons for the increase were higher commissions related to the origination of residential mortgages for sale of $1.2 million and expenses from inclusion of the former Shore operations of $941,000 in the third quarter of 2020. Salaries and employee benefits expense increased $1.9 million, or 35.8%, for the third quarter of 2020 compared to the third quarter of 2019 due primarily to a $1.2 million increase in mortgage commissions resulting from significantly higher residential mortgage lending activity, salaries and benefits for former Shore employees ($478,000) who joined the Company, merit increases and increases in employee benefit expenses, which amounts were partially offset by higher deferred loan origination expenses of approximately $142,000 related to the origination of loans. Occupancy expense increased $250,000, or 25.7%, due primarily to the addition of the five former Shore branch offices. Data processing expenses increased $107,000, or 28.2%, due primarily to the addition of the Shore operations and increases in loans, deposits and other customer services. FDIC insurance expense increased $272,000 due primarily to the growth of assets, the acquisition of Shore, a credit of $87,000 from the FDIC applied to the second quarter of 2019 assessment and an increase in the FDIC assessment rate in 2020. Other operating expenses increased $350,000, or 22.6%, primarily resulting from the inclusion of the former Shore operations of $157,000, higher professional fees of $149,000 and general increases in other operating expenses.

Income tax expense was $1.9 million for the third quarter of 2020, resulting in an effective tax rate of 27.9%, compared to income tax expense of $1.3 million, which resulted in an effective tax rate of 26.6% for the third quarter of 2019. The increase in the effective tax rate for the third quarter of 2020 was due primarily to the lower percentage of the total of income on BOLI and tax-exempt interest to pre-tax income in the third quarter of 2020 compared to the third quarter of 2019.

Total assets increased $257.8 million to $1.84 billion at September 30, 2020 from $1.59 billion at December 31, 2019, due primarily to a $239.7 million increase in total loans, a $22.3 million increase in loans held for sale and a $5.2 million increase in total cash and cash equivalents partially offset by a $9.5 million decrease in total investment securities. The increase in assets was funded primarily by a $233.7 million increase in deposits and a $13.8 million increase in short-term borrowings. Total portfolio loans at September 30, 2020 were $1.46 billion, compared to $1.22 billion at December 31, 2019. The $239.7 million increase in loans was due primarily to an increase of $137.3 million in mortgage warehouse loans, the origination and funding of $75.6 million of SBA PPP loans through September 30, 2020 and an increase of $48.3 million in commercial real estate loans, which were partially offset by decreases in other components of the loan portfolio. Total investment securities were $222.9 million at September 30, 2020, representing a decrease of $9.5 million compared to $232.4 million at December 31, 2019. Investment securities available for sale decreased $20.7 million and investment securities held to maturity increased $11.2 million at September 30, 2020 from December 31, 2019.

Total deposits increased $233.7 million to $1.51 billion at September 30, 2020 from $1.28 billion at December 31, 2019. The increase in deposits was due primarily to a $139.0 million increase in non-interest-bearing demand deposits, a $35.6 million increase in interest-bearing demand deposits, a $40.6 million increase in savings deposits and an $18.5 million increase in certificates of deposit. Short-term borrowings increased $13.8 million to $105.9 million at September 30, 2020, compared to $92.0 million at December 31, 2019.

Regulatory capital ratios for the Company and the Bank continue to reflect a strong capital position. Under current regulatory capital standards, the Company’s estimated common equity Tier 1 to risk-based assets (“CET1”), total risk-based capital, Tier I capital, and leverage ratios were 9.44%, 11.58%, 10.63% and 9.11%, respectively, at September 30, 2020. The Bank’s estimated CET1, total risk-based capital, Tier 1 capital and leverage ratios were 10.62%, 11.57%, 10.62% and 9.10%, respectively, at September 30, 2020. The Company and the Bank are considered “well capitalized” under these capital standards.

Asset Quality

Non-accrual loans were $17.2 million at September 30, 2020 compared to $4.5 million at December 31, 2019. During the first nine months of 2020, $14.9 million of loans were placed on non-accrual and included a participation in a construction loan with a balance of $7.5 million, $6.9 million of commercial real estate loans, an $84,000 commercial business loan, a $160,000 residential loan and $248,000 of loans to individuals. During the first nine months of 2020, $2.2 million of non-performing loans were resolved.

Non-performing loans to total loans were 1.18% and non-performing assets to total assets were 0.95% at September 30, 2020 compared to non-performing loans to total loans of 0.37% and non-performing assets to total assets of 0.32% at December 31, 2019.

OREO at September 30, 2020 was $267,000 and consisted of three residential lots acquired in the Shore merger with a carrying value of $174,000 and land with a carrying value of $93,000 that was foreclosed in the second quarter of 2018.

About 1ST Constitution Bancorp

1ST Constitution Bancorp, through its primary subsidiary, 1ST Constitution Bank, operates 26 branch banking offices in Asbury Park, Cranbury (2), Fair Haven, Fort Lee, Freehold, Hamilton, Hightstown, Hillsborough, Hopewell, Jackson, Jamesburg, Lawrenceville, Little Silver, Long Branch, Manahawkin, Neptune City, Perth Amboy, Plainsboro, Princeton, Rocky Hill, Rumson, Shrewsbury and Toms River (3), New Jersey.

1ST Constitution Bancorp is traded on the Nasdaq Global Market under the trading symbol “FCCY” and information about the Company can be accessed through the Internet at www.1STCONSTITUTION.com

Cautionary Language Concerning Forward-Looking Statements

The foregoing contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 relating to, without limitation, our future economic performance, plans and objectives for future operations, and projections of revenues and other financial items that are based on our beliefs, as well as assumptions made by and information currently available to us. The words "may," "will," "anticipate," "should," "would," "believe," "contemplate," "could," "project," "predict," "expect," "estimate," "continue," and "intend," as well as other similar words and expressions of the future, are intended to identify forward-looking statements.

These forward-looking statements are based upon our opinions and estimates as of the date they are made and are not guarantees of future performance. Although we believe that the expectations reflected in these forward-looking statements are reasonable, such forward-looking statements are subject to known and unknown risks and uncertainties that may be beyond our control, which could cause actual results, performance and achievements to differ materially from results, performance and achievements projected, expected, expressed or implied by the forward-looking statements.

Examples of factors or events that could cause actual results to differ materially from historical results or those anticipated, expressed or implied include, without limitation, changes in the overall economy and interest rate changes; inflation, market and monetary fluctuations; the ability of our customers to repay their obligations; the accuracy of our financial statement estimates and assumptions, including the adequacy of the estimate made in connection with determining the adequacy of the allowance for loan losses; increased competition and its effect on the availability and pricing of deposits and loans; significant changes in accounting, tax or regulatory practices and requirements; changes in deposit flows, loan demand or real estate values; the enactment of legislation or regulatory changes; changes in monetary and fiscal policies of the U.S. government; changes to the method that LIBOR rates are determined and to the phasing out of LIBOR after 2021; changes in loan delinquency rates or in our levels of non-performing assets; our ability to declare and pay dividends; changes in the economic climate in the market areas in which we operate; the frequency and magnitude of foreclosure of our loans; changes in consumer spending and saving habits; the effects of the health and soundness of other financial institutions, including the need of the FDIC to increase the Deposit Insurance Fund assessments; technological changes; the effects of climate change and harsh weather conditions, including hurricanes and man-made disasters; the economic impact of any future terrorist threats and attacks, acts of war or threats thereof and the response of the United States to any such threats and attacks; our ability to integrate acquisitions and achieve cost savings; other risks described from time to time in our filings with the Securities and Exchange Commission; and our ability to manage the risks involved in the foregoing. Further, the foregoing factors may be exacerbated by the ultimate impact of the COVID-19 pandemic, which is unknown at this time.

In addition, statements about the COVID-19 pandemic and the potential effects and impacts of the COVID-19 pandemic on the Company’s business, financial condition, liquidity and results of operations may constitute forward-looking statements and are subject to the risk that actual results may differ, possibly materially, from what is reflected in such forward-looking statements due to factors and future developments that are uncertain, unpredictable and, in many cases, beyond our control, including the scope, duration and extent of the pandemic, actions taken by governmental authorities in response to the pandemic and the direct and indirect impact of the pandemic on our employees, customers, business and third-parties with which we conduct business.
Although management has taken certain steps to mitigate any negative effect of the aforementioned factors, significant unfavorable changes could severely impact the assumptions used and have an adverse effect on profitability. Any forward-looking statements made by us or on our behalf speak only as of the date they are made, and we do not undertake any obligation to update any forward-looking statement to reflect the impact of subsequent events or circumstances, except as required by law.

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1ST Constitution Bancorp
Selected Consolidated Financial Data
(Dollars in thousands, except per share data)
(Unaudited)

	Three months ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Per share data:
Earnings per share - basic	$0.48	$0.42	$1.18	$1.20
Earnings per share - diluted	0.48	0.42	1.17	1.19
Book value per share at end of period			17.78	15.95
Tangible book value per common share at end of period(1)			14.22	14.55

Weighted average shares outstanding - basic	10,230,488	8,666,251	10,213,601	8,641,684
Weighted average shares outstanding - diluted	10,268,951	8,722,349	10,260,477	8,698,959
Shares outstanding at end of period			10,237,520	8,682,401
Performance ratios/data:
Return on average total assets	1.08%	1.14%	0.96%	1.14%
Return on average shareholders' equity	10.92%	10.57%	9.17%	10.52%
Net interest income (tax-equivalent basis)(2)	$15,487	$11,622	$42,520	$34,511
Net interest margin (tax-equivalent basis)(3)	3.67%	3.91%	3.66%	4.06%
Efficiency ratio (tax-equivalent basis)(4)	54.21%	61.00%	57.93%	61.58%

Loan portfolio composition:			September 30, 2020	December 31, 2019
Commercial real estate			$615,957	$567,655
Mortgage warehouse lines			374,007	236,672
Construction loans			141,583	148,939
Commercial business			210,004	139,271
Residential real estate			88,206	90,259
Loans to individuals			27,432	32,604
Other loans			122	137
Gross loans			1,457,311	1,215,537
Deferred (fees) costs, net			(1,627)	491
Total loans			$1,455,684	$1,216,028
Asset quality data:
Loans past due over 90 days and still accruing			$92	$—
Non-accrual loans			17,153	4,497
OREO property			267	571
Total non-performing assets			$17,512	$5,068

Net (charge-offs) recoveries	$5	$(14)	$(160)	$(481)
Allowance for loan losses to total loans			0.99%	0.76%
Allowance for loan losses to non-performing loans			83.69%	206.16%
Non-performing loans to total loans			1.18%	0.37%
Non-performing assets to total assets			0.95%	0.32%
Capital ratios:
1ST Constitution Bancorp
Common equity tier 1 capital to risk-weighted assets			9.44%	9.70%
Total capital to risk-weighted assets			11.58%	11.69%
Tier 1 capital to risk-weighted assets			10.63%	11.01%
Tier 1 leverage ratio			9.11%	10.56%
1ST Constitution Bank
Common equity tier 1 capital to risk-weighted assets			10.62%	10.99%
Total capital to risk-weighted assets			11.57%	11.67%
Tier 1 capital to risk-weighted assets			10.62%	10.99%
Tier 1 leverage ratio			9.10%	10.54%

(1) Tangible book value per common share is a non-GAAP financial measure and is calculated by subtracting goodwill and other intangible assets from shareholders' equity and dividing it by common shares outstanding.
(2) The tax-equivalent adjustment was $134 and $105 for the three months ended September 30, 2020 and 2019, respectively, the tax-equivalent adjustment was $383 and $334 for the nine months ended September 30, 2020 and 2019, respectively.
(3) Represents net interest income on a tax-equivalent basis as a percent of average interest-earning assets.
(4) Represents non-interest expenses divided by the sum of net interest income on a tax-equivalent basis and non-interest income.

1ST Constitution Bancorp
Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	September 30, 2020	December 31, 2019
ASSETS
Cash and due from banks	$8,811	$2,547
Interest-earning deposits	11,244	12,295
Total cash and cash equivalents	20,055	14,842
Investment securities:
Available for sale, at fair value	135,123	155,782
Held to maturity (fair value of $90,735 and $78,223 at September 30, 2020 and December 31, 2019, respectively)	87,811	76,620
Total investment securities	222,934	232,402
Loans held for sale	28,196	5,927
Loans	1,455,684	1,216,028
Less: allowance for loan losses	(14,450)	(9,271)
Net loans	1,441,234	1,206,757
Premises and equipment, net	14,503	15,262
Right-of-use assets	16,910	17,957
Accrued interest receivable	5,689	4,945
Bank-owned life insurance	37,131	36,678
Other real estate owned	267	571
Goodwill and intangible assets	36,471	36,779
Other assets	20,640	14,142
Total assets	$1,844,030	$1,586,262
LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
Deposits
Non-interest bearing	$426,528	$287,555
Interest bearing	1,084,505	989,807
Total deposits	1,511,033	1,277,362
Short-term borrowings	105,867	92,050
Redeemable subordinated debentures	18,557	18,557
Accrued interest payable	1,069	1,592
Lease liability	17,714	18,617
Accrued expense and other liabilities	7,783	7,506
Total liabilities	1,662,023	1,415,684
SHAREHOLDERS EQUITY
Preferred stock, no par value; 5,000,000 shares authorized; none issued	—	—
Common stock, no par value; 30,000,000 shares authorized; 10,285,229 and 10,224,974 shares issued and 10,237,520 and 10,191,676 shares outstanding as of September 30, 2020 and December 31, 2019, respectively	110,825	109,964
Retained earnings	70,058	60,791
Treasury stock, 47,709 and 33,298 shares at September 30, 2020 and December 31, 2019	(611)	(368)
Accumulated other comprehensive income	1,735	191
Total shareholders' equity	182,007	170,578
Total liabilities and shareholders' equity	$1,844,030	$1,586,262

1ST Constitution Bancorp
Consolidated Statements of Income
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
INTEREST INCOME
Loans, including fees	$16,477	$13,316	$46,656	$38,342
Securities:
Taxable	725	1,130	2,633	3,615
Tax-exempt	504	393	1,438	1,256
Federal funds sold and short-term investments	2	35	95	129
Total interest income	17,708	14,874	50,822	43,342
INTEREST EXPENSE
Deposits	2,171	2,904	8,133	7,892
Borrowings	95	268	205	698
Redeemable subordinated debentures	90	185	348	575
Total interest expense	2,356	3,357	8,686	9,165
Net interest income	15,352	11,517	42,136	34,177
PROVISION FOR LOAN LOSSES	2,320	350	5,340	1,050
Net interest income after provision for loan losses	13,032	11,167	36,796	33,127
NON-INTEREST INCOME
Service charges on deposit accounts	126	165	471	490
Gain on sales of loans, net	3,396	1,351	6,987	3,556
Income on bank-owned life insurance	188	149	632	437
Gain on sales/calls of securities	79	16	97	16
Other income	947	525	2,105	1,743
Total non-interest income	4,736	2,206	10,292	6,242
NON-INTEREST EXPENSES
Salaries and employee benefits	7,106	5,231	19,276	15,472
Occupancy expense	1,222	972	3,597	2,984
Data processing expenses	486	379	1,402	1,072
FDIC insurance expense	225	(47)	484	113
Other real estate owned expenses	27	52	58	134
Merger-related expenses	—	302	64	575
Other operating expenses	1,896	1,546	5,711	4,746
Total non-interest expenses	10,962	8,435	30,592	25,096
Income before income taxes	6,806	4,938	16,496	14,273
INCOME TAXES	1,896	1,315	4,475	3,883
Net income	$4,910	$3,623	$12,021	$10,390
EARNINGS PER COMMON SHARE
Basic	$0.48	$0.42	$1.18	$1.20
Diluted	0.48	0.42	1.17	1.19
WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	10,230,488	8,666,251	10,213,601	8,641,684
Diluted	10,268,951	8,722,349	10,260,477	8,698,959

1ST Constitution Bancorp
Net Interest Margin Analysis
(Unaudited)

	Three months ended September 30, 2020			Three months ended September 30, 2019
(In thousands except yield/cost information)	Average		Average	Average		Average
Assets	Balance	Interest	Yield	Balance	Interest	Yield
Interest-earning assets:
Federal funds sold/short term investments	$8,027	$2	0.10%	$6,452	$35	2.15%
Investment securities:
Taxable	155,242	725	1.87%	161,538	1,130	2.80%
Tax-exempt (1)	83,461	638	3.06%	52,990	498	3.76%
Total investment securities	238,703	1,363	2.28%	214,528	1,628	3.04%
Loans: (2)
Commercial real estate	609,917	7,789	5.00%	405,885	5,295	5.10%
Mortgage warehouse lines	333,461	3,383	4.06%	191,812	2,644	5.39%
Construction	136,252	1,794	5.24%	157,752	2,705	6.80%
Commercial business	138,073	1,445	4.16%	117,465	1,731	5.85%
SBA PPP loans	75,484	470	2.48%	—	—	—%
Residential real estate	89,755	1,137	4.96%	57,026	624	4.38%
Loans to individuals	27,284	293	4.20%	20,555	260	4.95%
Loans held for sale	23,914	155	2.59%	5,160	49	3.80%
All other loans	643	11	6.69%	772	8	4.05%
Deferred (fees) costs, net	(1,736)	—	—%	450	—	—%
Total loans	1,433,047	16,477	4.57%	956,877	13,316	5.52%
Total interest-earning assets	1,679,777	$17,842	4.23%	1,177,857	$14,979	5.05%
Non-interest-earning assets:
Allowance for loan losses	(12,348)			(8,786)
Cash and due from bank	11,460			11,684
Other assets	125,309			83,543
Total non-interest-earning assets	124,421			86,441
Total assets	$1,804,198			$1,264,298
Liabilities and shareholders' equity:
Interest-bearing liabilities:
Money market and NOW accounts	$425,401	$542	0.51%	$335,997	$720	0.85%
Savings accounts	290,055	461	0.63%	190,985	491	1.02%
Certificates of deposit	350,654	1,168	1.33%	291,674	1,693	2.30%
Federal Reserve Bank PPPLF borrowings	35,296	33	0.37%	—	—	—%
Short-term borrowings	63,175	62	0.39%	45,378	268	2.34%
Redeemable subordinated debentures	18,557	90	1.90%	18,557	185	3.99%
Total interest-bearing liabilities	1,183,138	$2,356	0.79%	882,591	$3,357	1.51%
Non-interest-bearing liabilities:
Demand deposits	413,350			221,166
Other liabilities	28,764			24,566
Total non-interest-bearing liabilities	442,114			245,732
Shareholders' equity	178,946			135,975
Total liabilities and shareholders' equity	$1,804,198			$1,264,298
Net interest spread (3)			3.44%			3.54%
Net interest income and margin (4)		$15,486	3.67%		$11,622	3.91%

(1) Tax-equivalent basis, using 21% federal tax rate in 2020 and 2019.
(2) Loan origination fees and costs are considered an adjustment to interest income. For the purpose of calculating loan yields, average loan balances include non-accrual loans with no related interest income and the average balance of loans held for sale.
(3) The net interest spread is the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities.
(4) The net interest margin is equal to net interest income divided by average interest-earning assets.

1ST Constitution Bancorp
Net Interest Margin Analysis
(Unaudited)

	Nine months ended September 30, 2020			Nine months ended September 30, 2019
(Dollars in thousands)	Average		Average	Average		Average
Assets:	Balance	Interest	Yield	Balance	Interest	Yield
Interest-earning assets:
Federal funds sold/short term investments	$16,433	$95	0.77%	$7,140	$129	2.42%
Investment securities:
Taxable	163,979	2,633	2.14%	162,809	3,615	2.96%
Tax-exempt (1)	77,145	1,821	3.15%	56,723	1,590	3.74%
Total investment securities	241,124	4,454	2.46%	219,532	5,205	3.16%
Loans: (2)
Commercial real estate	588,145	22,935	5.12%	400,096	15,494	5.11%
Mortgage warehouse lines	244,470	7,702	4.20%	155,962	6,682	5.71%
Construction	141,428	5,965	5.63%	157,245	8,135	6.92%
Commercial business	142,010	4,815	4.53%	120,774	5,386	5.96%
SBA PPP loans	43,374	818	2.52%	—	—	—%
Residential real estate	89,333	3,085	4.54%	50,562	1,682	4.39%
Loans to individuals	28,857	1,001	4.56%	21,748	827	5.01%
Loans held for sale	14,160	304	2.86%	3,556	107	4.01%
All other loans	872	31	4.67%	799	29	4.79%
Deferred (fees) costs, net	(345)	—	—%	233	—	—%
Total loans	1,292,304	46,656	4.82%	910,975	38,342	5.63%
Total interest-earning assets	1,549,861	$51,205	4.41%	1,137,647	$43,676	5.13%
Non-interest-earning assets:
Allowance for loan losses	(10,684)			(8,693)
Cash and due from bank	12,182			11,270
Other assets	123,841			81,186
Total non-interest-earning assets	125,339			83,763
Total assets	$1,675,200			$1,221,410
Liabilities and shareholders' equity:
Interest-bearing liabilities:
Money market and NOW accounts	$417,557	$1,913	0.61%	$337,004	$1,977	0.78%
Savings accounts	275,679	1,612	0.78%	190,589	1,380	0.97%
Certificates of deposit	354,551	4,608	1.74%	268,851	4,535	2.26%
Federal Reserve Bank PPPLF borrowings	13,169	36	0.37%	—	—	—%
Short-term borrowings	39,344	169	0.58%	36,992	698	2.52%
Redeemable subordinated debentures	18,557	348	2.46%	18,557	575	4.13%
Total interest-bearing liabilities	1,118,857	$8,686	1.04%	851,993	$9,165	1.44%
Non-interest-bearing liabilities:
Demand deposits	351,291			214,618
Other liabilities	29,911			22,720
Total non-interest-bearing liabilities	381,202			237,338
Shareholders' equity	175,141			132,079
Total liabilities and shareholders' equity	$1,675,200			$1,221,410
Net interest spread (3)			3.37%			3.69%
Net interest income and margin (4)		$42,519	3.66%		$34,511	4.06%

(1) Tax-equivalent basis, using 21% federal tax rate in 2020 and 2019.
(2) Loan origination fees and costs are considered an adjustment to interest income. For the purpose of calculating loan yields, average loan balances include non-accrual loans with no related interest income and the average balance of loans held for sale.
(3) The net interest spread is the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities.
(4) The net interest margin is equal to net interest income divided by average interest-earning assets.

1ST Constitution Bancorp
Reconciliation of Non-GAAP Measures (1)
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Adjusted net income
Net income	$4,910	$3,623	$12,021	$10,390
Adjustments:
Merger-related expenses	—	302	64	575
Income tax effect of adjustments	—	(37)	(19)	(119)
Adjusted net income	$4,910	$3,888	$12,066	$10,846

Adjusted net income per diluted share
Adjusted net income	$4,910	$3,888	$12,066	$10,846
Diluted shares outstanding	10,268,951	8,722,349	10,260,477	8,698,959
Adjusted net income per diluted share	$0.48	$0.45	$1.18	$1.25

Adjusted return on average total assets
Adjusted net income	$4,910	$3,888	$12,066	$10,846
Average assets	1,804,198	1,264,298	1,675,200	1,221,410
Adjusted return on average total assets	1.08%	1.22%	0.96%	1.19%

Adjusted return on average shareholders' equity
Adjusted net income	$4,910	$3,888	$12,066	$10,846
Average equity	178,946	135,975	175,141	132,079
Adjusted return on average shareholders' equity	10.92%	11.34%	9.2%	10.98%

Book value and tangible book value per common share
Shareholders' equity			$182,007	$138,527
Less: goodwill and intangible assets			36,471	12,165
Tangible shareholders' equity			145,536	126,362
Shares outstanding			10,237,520	8,682,401
Book value per common share			$17.78	$15.95
Tangible book value per common share			$14.22	$14.55

(1) The Company used the non-GAAP financial measures, Adjusted net income, Adjusted net income per diluted share, Adjusted return on average total assets, Adjusted return on average shareholders' equity and tangible book value per common share, because the Company believes that it is helpful to readers in understanding the Company's financial performance and the effect on its financial statements of the merger-related expenses related to the Shore Merger in 2019. These non-GAAP measures improve the comparability of the current period results with the results of the prior periods. The Company cautions that the non-GAAP financial measures should be considered in addition to, but not as a substitute for, the Company's GAAP financial results.